As filed with the Securities and Exchange Commission on June 22, 2018
Registration No. 333-189223
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT Under The Securities Act of 1933

LIBERTY GLOBAL PLC
(Exact name of registrant as specified in its charter)
England and Wales	98-1112770
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Griffin House, 161 Hammersmith Rd London, United Kingdom (Address of Principal Executive Offices)	W6 8BS (Zip Code)

LIBERTY PUERTO RICO 401(k) SAVINGS PLAN
(Full title of the plan)
Bryan H. Hall, Esq. Executive Vice President Liberty Global plc Griffin House 161 Hammersmith Road London W6 8BS United Kingdom +44.308.483.6449
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Beverly B. Reyes Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑                                Accelerated filer ☐
Non-accelerated filer ☐        (Do not check if a smaller reporting company)         Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES:
Liberty Global plc (the “Company”) hereby amends its Registration Statement on Form S-8 (File No. 333-189223) filed with the Securities and Exchange Commission on June 10, 2013 (the “Registration Statement”), with respect to the class A ordinary shares, nominal value $.01 per share, of the Company and the class C ordinary shares, nominal value $0.01 per share, of the Company (together, the “Ordinary Shares”) that were issuable pursuant to the Liberty Puerto Rico 401(k) Savings Plan, formerly known as the Liberty Global 401(k) Savings Plan - Puerto Rico (the “Plan”), and corresponding plan interests in the Plan.
On December 29, 2017, the Company effected the split-off (the “Split-Off”) of its former wholly-owned subsidiary, Liberty Latin America Ltd. As a result of the Split-Off, the participants in the Plan are no longer employees of the Company and the Company is no longer issuing securities under the Plan.

In accordance with an undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, the Company is filing this Amendment No. 1 to deregister all of the Ordinary Shares and related plan interests that remain unsold pursuant to the Plan, as registered pursuant to the Registration Statement. Although the Ordinary Shares and related plan interests under the Plan are being deregistered, this Amendment No. 1 shall not serve to reduce the number of Ordinary Shares or plan interests registered or subject to issuance under the Registration Statement under the other plans listed therein.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, Colorado, on June 22, 2018.

LIBERTY GLOBAL PLC
By: /s/ Bryan H. Hall
Name:     Bryan H. Hall

Title:	Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan Administrator for the Liberty Puerto Rico 401(k) Savings Plan has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, Colorado, on June 22, 2018.
LIBERTY PUERTO RICO 401(k) SAVINGS PLAN

By: /s/ Michelle L Keist
Name:    Michelle L. Keist
Title:     Member of Plan Committee

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.